Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Echo Therapeutics, Inc. (formerly Sontra Medical Corporation) on Form S-8 (File Nos. 333-152138, 333-92414, 333-101517, 333-106201, 333-122893, 333-134674, 333-143145 and 333-146607), of our report dated April 9, 2009, relating to the consolidated financial statements for the years ended December 31, 2008 and 2007, which is part of this Form 10-K. Our report dated April 9, 2009 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

Wolf & Company, P.C.
Boston, Massachusetts
April 9, 2009